Exhibit 10.01

EXECUTION COPY

May 24, 2019

Richard S. Hill

Dear Rick:

On behalf of Symantec Corporation (the “Company”), this letter agreement (the “Agreement”) sets forth the terms and conditions of your appointment as Interim Chief Executive Officer of the Company.

1.

Position. Effective as of May 9, 2019 (the “Start Date”), you will be appointed as the Company’s Interim Chief Executive Officer (“CEO”) reporting to the Company’s Board of Directors (the “Board”). You will have all of the duties, responsibilities and authority commensurate with the position of Interim Chief Executive Officer.

You will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), and, subject to prior approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company.

During the Employment Term (as defined below), you will continue as a member of the Board and we anticipate you will continue as a member of the Board following the Employment Term (will be nominated by the Board for re-election to the Board at the Company’s 2019 Annual Meeting) subject to your election by stockholders at such Annual Meeting.

2.

Term. Subject to the terms of this Agreement, this Agreement will remain in effect for a period commencing on the Start Date and ending on the first (1st) anniversary thereof or until the earlier appointment of a permanent Chief Executive Officer unless earlier terminated by a vote of the majority of independent directors (the “Employment Term”).

3.	Cash Compensation.

a.

Base Salary. Your annualized base salary (the “Base Salary”) during the Employment Term will be one million dollars ($1,000,000), payable in arrears from April 14, 2019 through May 8, 2019 (the “Interim Period”) and in accordance with the Company’s normal payroll practices. Your Base Salary from the Start Date will be pro-rated for service during the Employment Term and reduced by the allocable portion of any director fees (including the pro rata monthly value of equity awarded to you on May 15, 2019) payable to you as a non-employee director during the Interim Period; provided that if the Employment Term is terminated by the Company other than for Cause prior to your completion of three (3)

months of employment as Interim Chief Executive Officer (an “Early Termination”) and you sign a general release of claims, in the form provided by the Company, and take all steps necessary to make such general release of claims effective within 60 days of such termination (the “Release Requirement”), you will be entitled to receive a lump sum payment equal to three (3) months Base Salary less any Base Salary previously paid to you.

b.

Target Bonus. You will be eligible to participate in our Executive Annual Incentive Plan. Your initial annual bonus target will be 150% of your Base Salary for the applicable fiscal year (your “Target Bonus”), and the actual bonus amount awarded (your “Actual Bonus”) will be determined based in all cases upon the achievement of Company performance objectives determined by the Compensation and Leadership Development Committee of the Board (the “Compensation Committee”). To receive payment of any Actual Bonus, you must be employed by, or a director of, the Company on the last day of the fiscal year to which such bonus relates and at the time bonuses are paid and will be subject to all the terms, conditions and restrictions of the applicable Executive Annual Incentive Plan, except as otherwise provided in this Section 3.b. Your Actual Bonus for each fiscal year will be pro-rated based upon the number of days you are actively employed during each fiscal year (and for fiscal year 2020 during the Interim Period). Notwithstanding the foregoing, upon an Early Termination you will be entitled to no less than three months of your Target Bonus for fiscal year 2020 provided you satisfy the Release Requirement.

c.

Special Monthly Stipend. Each month, during the Employment Term, the Company will pay you a monthly stipend of $40,000 to be used for your travel and housing accommodations that are not otherwise reimbursed pursuant to Section 3.d.

d.

Expenses and Reimbursement under Symantec Policies. The Company shall pay or reimburse you for all reasonable business expenses incurred by you while employed under this Agreement that are submitted in accordance with the Company’s expense reimbursement policies and procedures but will exclude reimbursement for any travel or housing costs associated with travel to Mountain View, CA.

4.

Benefits & Vacation. You will be entitled to participate in all employee retirement, welfare, insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives. Notwithstanding the foregoing, you will not participate in the Company’s Executive Retention Plan or the Company’s Executive Severance Plan.

5.	Equity Awards. Subject to this Section 5, you will be granted a Time-Based RSU and a Performance Option as follows:

a.

Time-Based RSU. On May 24, 2019 (the “Grant Date”), the Company will grant you a restricted stock unit to acquire such number of shares of the Company’s common stock equal to One Million Two Hundred Thousand Dollars ($1,200,000) divided by the average daily closing price of the Company’s common stock on the Nasdaq Stock Exchange for the twenty business days ending on the last day of the month which precedes the month in which the grant is made, rounded up to the nearest whole share (the “Time-Based RSU”) under the Company’s 2013 Equity Incentive Plan (the “Equity Plan”). The Time-Based RSU will vest monthly on June 1, 2019 with respect to the portion of your service from April 14, 2019 through May 31, 2019 and on the first day of each of the eleven months thereafter with respect to the portion of your monthly service after May 31, 2019 (the “Monthly Vesting Dates”) provided that, vesting will depend on your continued

employment as Interim Chief Executive Officer of the Company or service as a non-employee director of the Company on each of the respective Monthly Vesting Dates, and will be subject to the terms and conditions of the written agreement governing the grant, the Equity Plan and this Agreement. Notwithstanding the foregoing, if (I)(A) the Employment Term terminates for any reason other than termination by the Company for Cause prior to the one-year anniversary of the Start Date and (B) either (i) you remain a director upon the one-year anniversary of the Start Date or (ii) you are not re-elected as a director at the Company’s 2019 Annual Meeting, then the Time-Based RSU will vest on a prorated basis based upon the number of full or partial months between the first day of the Interim Period and the last day of the Employment Term (with no less than three months vesting), less any vesting that occurs on each of the preceding Monthly Vesting Dates; provided you satisfy the Release Requirement or (II) if the Employment Term is terminated for Cause, the Time-Based RSU will not vest and will be forfeited immediately.

b.

Performance Option. On the Grant Date, the Company will grant you a performance stock option to purchase such number of shares of the Company’s common stock equal to Eighteen Million Dollars ($18,000,000) for the maximum performance level, but with a target performance level equal to Nine Million Dollars ($9,000,000) under the Equity Plan (the “Performance Option”). The number of shares of the Company’s common stock subject to the Performance Option will be determined by dividing Eighteen Million Dollars ($18,000,000) by: (i) the average daily closing price of the Company’s common stock on the Nasdaq Stock Exchange for the twenty business days ending on the last day of the month which precedes the month in which the grant is made, multiplied by (ii) the applicable Black-Scholes ratio as determined by the Company’s finance department, rounded up to the nearest whole share. The Performance Option shall be granted with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Stock Exchange on the Grant Date (the “Exercise Price”). The Performance Option will vest and become exercisable only if you satisfy both time-based and performance-based vesting requirements as described in this Section 5(b). The Performance Option will be exercisable (to the extent vested) until the earlier of (i) three years from the Grant Date or (ii) three months following the date on which you cease providing services to the Company as an employee or director (but not beyond the three-year anniversary of the Grant Date).

The time-based vesting requirements of the Performance Option will be satisfied on the first anniversary of the Start Date; provided that, vesting will depend on your continued employment as Interim Chief Executive Officer of the Company or service as a director of the Company on the one-year anniversary of the Start Date, and will be subject to the terms and conditions of the written agreement governing the grant, the Equity Plan and this Agreement. Notwithstanding the foregoing, if (I)(A) the Employment Term terminates for any reason other than termination by the Company for Cause prior to the one-year anniversary of the Start Date and (B) either (i) you remain a director immediately prior to the one-year anniversary of the Start Date or (ii) you are not re-elected as a director at the Company’s 2019 Annual Meeting, then the time-based vesting requirement of the Performance Option will be accelerated on a prorated basis based upon the number of full or partial months between the first day of the Interim Period and the last day of the Employment Term (with no less than three months vesting); provided you satisfy the Release Requirement or (II) if the Employment Term is terminated for Cause, the time-based vesting requirements of the Performance Option will not vest and will be forfeited immediately.

The performance-based vesting requirements will be consistent with the Company’s FY20 Executive Annual Incentive Plan and set forth in a written agreement governing the Performance Option.

c.

Treatment of Time-Based RSU upon Change in Control. Immediately prior to a Change in Control (as defined below), the vesting of the Time-Based RSU will accelerate immediately prior to the Change in Control on a prorated basis based on the number of full or partial months between the first day of the Interim Period and the last day of the Employment Term (with no less than three months vesting).

d.	Treatment of Performance Option upon Change in Control.

i.

If immediately before a Change in Control you are Interim Chief Executive Officer of the Company and you are subsequently terminated by the Company other than for Cause or you resign because you are not Chief Executive Officer of the acquiring company following the Change in Control, the vesting of the Performance Option will accelerate in full with respect to both the time-based vesting requirements of the Performance Option and the performance-based vesting (at the target level) requirements regardless of actual performance; provided you satisfy the Release Requirement.

ii.

If immediately before a Change in Control you are not Interim Chief Executive Officer, the vesting of the Performance Option will accelerate on the Change in Control as to the time-based vesting requirement on a prorated basis based on the number of full or partial months between the first day of the Interim Period and the last day of the Employment Term (with no less than three months vesting) and as to the performance-based vesting (at the target level) requirements regardless of actual performance; provided you satisfy the Release Requirement.

iii.

If after a Change in Control, the Performance Option is not assumed or substituted for in the Change in Control, the vesting of the Performance Option will accelerate in full with respect to both the time based-vesting requirement and the performance-based vesting requirement (at the target level.)

6.	Definitions. As used in this Agreement, the following terms have the following meanings:

a.

Cause. “Cause” means any or all of the following: (i) failure to perform, to the reasonable satisfaction of the Company, the employee’s duties and/or responsibilities, as assigned or delegated by the Company (ii) commission of a felony or crime of moral turpitude, including but not limited to embezzlement or fraud (iii) material breach of the terms of the employee’s employment agreement, confidentiality and intellectual property agreement or any other agreement by and between employee and the Company (iv) commission of any act of dishonesty, misconduct or fraud in any way impacting the Company, its clients, or its affiliates; (v) any misconduct which brings the Company into disrepute, including conduct that injures or impairs the Company’s business prospects, reputation or standing in the community; (vi) violation of Company policies, including, without limitation, any violation of the Company’s Code of Conduct and Global Workforce Inclusion Policies; provided, however, that the Company shall allow employee a reasonable opportunity (but not in excess of 10 calendar days) to cure, to the reasonable satisfaction of the Company, any act or omission applicable to part (i), (iii), or (vi) above, if curable in the Company’s determination; provided, further, that it is understood that willful or grossly negligent acts or omissions will not be curable.

b.

Change in Control. means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing forty (40%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, or (iv) individuals who, as of the date of adoption of this Plan, constitute the Board of Directors (this body, the “Board,” and these members constituting, the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of adoption of this Plan, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board; provided that, in each cases (i)-(iv) of this definition, a transaction or series of transactions shall only constitute a Change in Control if it also satisfies the requirements of a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi), or 1.409A-3(i)(5)(vii) under Section 409A of the Internal Revenue Code of 1954, as amended (the “Code”).

7.

Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your discretion, your severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

8.

Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A of the Code.

9.

At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10.

Confidential Information and Other Company Policies. You will be bound by and comply fully with the Company’s standard confidentiality agreement (a form of which was been provided to you), insider trading policy, code of conduct, and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Agreement, unless you consent to the same at the time of such amendment.

11.	Company Records and Confidential Information.

a.

Records. All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you prepare or use or come into contact with, will remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and will be promptly returned upon termination of employment.

b.

Confidentiality. You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company.

12.

Indemnification. You will continue to be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

13.

Arbitration. You and the Company agree to submit to mandatory binding arbitration, in Santa Clara County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Agreement and your employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”), provided that, the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon you or any third party. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr.org. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

14.

Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation recoupment policy, and any additional compensation recoupment policy or amendments to the current policy adopted by the Board as required by law during the term of your employment with the Company that is applicable generally to executive officers of the Company.

15.	Miscellaneous.

a.

Successors. This Agreement is binding on and may be enforced by the Company and its successors and permitted assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement and shall be the only permitted assignee.

b.

Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company’s corporate headquarters.

c.

Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

d.

Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

e.	Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

f.

Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter herein. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.

g.	Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

h.

Survival. The provisions of this Agreement shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.

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Please sign and date this Agreement, and return it to me if you wish to accept employment at the Company under the terms described above.

Best regards,

/s/ Daniel Schulman
Chairman of the Board of Directors
Symantec Corporation

I, the undersigned, hereby accept and agree to the terms and conditions of my employment with the Company as set forth in this Agreement.

By:	/s/ Richard S. Hill
Richard S. Hill

Date: May 24, 2019

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